Exhibit 99.2

2008 DOLBY ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are all employees of the Company and its subsidiaries who are directly employed on a regular full-time or part-time basis, but excluding executive officers of the Company.

Bonus Pool:	The bonus pool under the 2008 Dolby Annual Incentive Plan (the “DAIP”) will be funded, if at all, in an amount based on achievement by the Company of certain pre-tax income margin and revenue goals during the 2008 fiscal year. Specific numeric pre-tax income margin and revenue goals will be determined by the Compensation Committee based on input from the Company’s management. The bonus pool will be the aggregate of the individual target bonuses at the 100% employee performance result level, as adjusted for Company performance.

Target Bonus:	Target bonuses for each employee shall be specified according to the role and level of that employee’s job with the Company. Each employee’s target bonus will be a percentage of the employee’s base pay or total earnings at the applicable fiscal year-end.

Actual Bonus:	The bonus pool, to the extent funded, will be allocated to eligible employees based on a combination of such employee’s target bonus, individual performance during the 2008 fiscal year, the extent to which the bonus pool was funded from Company achievement and upon such other criteria as the Compensation Committee, in its sole and absolute discretion, determines is appropriate to calculate and determine such final bonus amount for any eligible employee.

Payment of the actual bonuses under the DAIP will be made no later than: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year in which the bonus was earned.

Subject to Plan:	The bonus pool, and the terms of this DAIP, are subject to the applicable terms and conditions of the 2005 Stock Plan.